News Release


Contact:       Kaitlyn Sweeney, RM International
               (973) 890-9022, sweeney@rm-international.com
                               ----------------------------
June 3, 2010

                Muzio Joins Provident as Chief Accounting Officer

JERSEY CITY, N.J. - The Provident Bank has hired Frank S. Muzio, CPA, as first vice president and chief accounting officer. With broad experience in finance, accounting, strategic planning and corporate governance, he is an invaluable addition to the Provident team.

     Muzio has more than 25 years of experience in banking and financial services. Before joining Provident, he was with Sovereign Bancorp as senior vice president - controller of the NY Metro Division. Prior to that, he was senior vice president - corporate controller at Independence Community Bank Corp. Earlier in his career, he served as senior vice president - corporate planning and analysis with Dime Bancorp.

     Muzio earned his bachelor's degree in accounting from Pace University and his masters in accounting and taxation from Long Island University. He is a Certified Public Accountant, affiliated with the American Institute of Certified Public Accountants.

     Muzio is also a former member and treasurer of the Staten Island Historical Society's Board of Directors.

About The Provident Bank
------------------------
     With $4.9 billion in deposits, The Provident Bank (www.providentnj.com) serves its customers via a network of more than 80 branches throughout northern and central New Jersey. The Provident Bank is the wholly owned subsidiary of Provident Financial Services, Inc. (NYSE:PFS), which reported assets of $6.8 billion as of March 31, 2010.

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